CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is entered into as of ________, 2008, by and between __________ (“Employee”), and ITEX, Corporation (“ITEX”).

RECITALS

A. Employee is a valued member of ITEX’s team whose continued diligence and best efforts in the execution of Employee’s duties ITEX wishes to incentivize and encourage.

B. ITEX has determined that one measure to achieve this end is to provide for Employee’s financial security in the form of a severance payment and other benefits in the event of the termination of Employee’s employment under certain conditions.

C. ITEX and Employee desire to memorialize the terms and conditions of such severance as set forth herein.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.  Definitions. As used herein, the following terms shall have the described meanings:

(a) “Award” means the grant of ITEX Corporation restricted stock, stock incentive or an option to purchase ITEX Corporation common stock to Employee under the Plan.

(b) “Award Agreement” means a written agreement between ITEX and Employee relating to an Award under the Plan.

(c) “Cause” means willful, reckless or negligent misconduct with respect to, or that is harmful to, ITEX or any of its officers, directors, employees, clients, partners, insurers, or other third parties, including without limitation, acts of dishonesty, fraud, unauthorized use or disclosure of confidential information or trade secrets or other misconduct, in each case as determined by ITEX in its sole and absolute discretion.

(d) “Change in Control” shall mean any of the following:

(i) a consolidation or merger of ITEX pursuant to which:

(1) ITEX is not the continuing or surviving corporation, (2) the shareholders of the target entity acquire as a consequence of such consolidation or merger securities of ITEX representing more than 50% of the combined voting power of ITEX’s then outstanding securities, or (3) shares of ITEX’s outstanding capital stock are converted into cash, securities or other property, in each instance other than a consolidation or merger of ITEX in which ITEX’s shareholders immediately prior to the consolidation or merger have the same proportionate ownership of voting capital stock of the surviving corporation immediately after the consolidation or merger; or

(ii) the sale, transfer or other disposition of all or substantially all of the assets of ITEX; or

(iii) the individuals who are incumbent directors as of the date of this Agreement cease for any reason to constitute a majority of the members of the Board;

(iv) the closing of a transaction in which any person has either acquired outright or acquired the right to acquire, beneficial ownership of securities of ITEX representing more than 50% of the combined voting power of ITEX’s then outstanding securities, and for this purpose the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Securities Exchange Act of 1934, as amended, or related rules promulgated by the Securities and Exchange Commission; or

(v) a reduction in force by ITEX that includes Employee’s position that is made a formal or informal prior condition of, or occurs within one calendar year following, a transaction described in Sections 1(d)(i) - (iv) hereof; or

(vi) the voluntary or involuntary closure and winding up of ITEX’s business and related affairs.

(e) “Good Reason” means the occurrence of any of the following events or conditions without Employee’s written consent:

(i) ITEX is subject to a Change in Control and thereafter there occurs a change in Employee’s responsibilities that from a reasonable and objective standard represent a substantial reduction in Employee’s responsibilities as in effect immediately prior thereto, and which is not remedied promptly after receipt of written notice thereof from Employee; or

(ii) ITEX is subject to a Change of Control and thereafter requires Employee to be based at any place outside a 50-mile radius of his place of employment prior to such Change in Control, except for reasonably required travel on ITEX’S business that is not materially greater than such travel requirements prior to the change in control.

(f) “Plan” means the ITEX Corporation 2004 Equity Incentive Plan.

2.  Term and Termination. ITEX employment of Employee is on an “at will” basis and nothing in this Agreement shall be interpreted or construed as a promise or contract of employment for a particular term or period. ITEX may terminate Employee’s employment at any time with or without Cause and without notice. Employee may terminate his employment at any time with or without Cause upon ten (10) business days prior written notice to ITEX; provided that no such notice must be given, but in such event Employee’s then accrued but unused vacation pay, or if accrued vacation pay is insufficient, the severance payment herein contemplated, shall be reduced by a number equal to the difference between the required notice period and the actual number of business days notice given by Employee, if any. For purposes of the foregoing notice deficit provision, a business day shall equal an eight (8) hour accrual.

3.  Severance.

(a) Termination by ITEX. Upon termination of Employee’s employment by ITEX in the event of a Change in Control within one (1) year from the Change in Control event, ITEX shall continue to pay Employee his base salary for the period described in Section 3(c) hereof; provided, however, that no such severance shall be due in the event such termination is for Cause. For purposes of Sections 3(a) and (b), the base salary rate used to calculate the severance payment herein contemplated shall be the highest rate of such base salary received by Employee in the immediately preceding 12 month period.

(b) Termination by Employee. Upon Employee’s termination of his employment for Good Reason within one (1) year from the Change in Control event, ITEX shall continue to pay Employee his base salary for the period described in Section 3(c) hereof.

(c) Severance Period. Employee shall be entitled to receive his then base salary as severance for a period of _______ (____) months (“Severance Period”) from the effective date of termination, which Severance Period is subject to reduction as set forth below in this section. Such severance shall be paid in substantially equal increments at normal semi-monthly payroll intervals, or at such intervals and amounts as the parties may otherwise agree. Benefits otherwise receivable by the Employee pursuant to this Section 3(c) shall be reduced if Employee has been continuously employed by ITEX during the first six months after the Change in Control event, by reducing the Severance Period by one month for each full month of ITEX employment completed after the initial six-month period.

(d) Medical Benefits. At Employee’s election, Employee may continue to participate in ITEX’s medical and dental benefit plans governed by the Comprehensive Omnibus Budget Reconciliation Act (“COBRA”) for the time period provided in COBRA. ITEX shall pay the cost of such coverage at the level in effect for Employee as of the effective date of termination during the Severance Period. Employee shall pay the entire cost of such coverage thereafter. Benefits otherwise receivable by the Employee pursuant to this Section 3(d) shall terminate when medical benefits are received by or made available to the Employee by another employer during the Severance Period (and Employee agrees to notify the Company promptly if he or she becomes an employee of another employer).

4.  Release Agreement. Employee acknowledges and agrees that the Company’s payment of the severance compensation pursuant to Sections 3 and 4 of this Agreement shall be deemed to constitute a full settlement and discharge of any and all obligations of the Company to Employee arising out of this Agreement, Employee’s employment with the Company or the termination of Employee’s employment with the Company, except for any vested rights Employee may have under any insurance, stock option or equity compensation plan or any other employee benefit plans sponsored by the Company.  Employee further acknowledges and agrees that as a condition to receiving any of the severance compensation pursuant to Section 3 or 4 of this Agreement, Employee will execute and deliver to the Company a release agreement in form and substance reasonably satisfactory to the Company pursuant to which Employee will release and waive any and all claims against the Company (and its officers, directors, shareholders, employees and representatives) arising out of this Agreement, Employee’s employment with the Company, and the termination of Employee’s employment with the Company (as applicable under the relevant Section above), including without limitation claims under all federal, state and local laws; provided, however, that such Release Agreement shall not affect or relinquish (a) any vested rights Employee may have under any insurance, stock option or equity compensation plan, or other employee benefit plan sponsored by the Company, (b) any claims for reimbursement of business expenses incurred prior to the employment termination date, or (c) any rights to severance compensation under Section 3 or 4 of this Agreement.

5.  Miscellaneous.

5.1 Waiver. No waiver of any provision of this Agreement shall be valid unless in writing signed by the waiving party, nor shall any waiver or failure to enforce any right in one instance constitute or be deemed a continuing waiver of that right or of any other right under this Agreement in any other instance.

5.2 Assignment Prohibited. Employee may not assign any of his rights nor delegate any of his duties hereunder. ITEX may assign this Agreement and delegate its duties hereunder in connection with any merger, consolidation or sale of assets, or to any of its affiliates at any time owned by, or under common ownership with, ITEX. The rights and obligations of the parties shall bind and inure to the benefit of their respective, successors, permitted assigns, heirs and personal representatives.

5.3 Choice of Law and Jurisdiction. ITEX and Employee intend this Agreement to be governed by and enforced to the greatest extent permitted by the laws of the State of Washington without regard to its conflict of law principles to the contrary. The parties agree to submit to the personal jurisdiction of the state and federal courts sitting in King County, Washington, and agree that any action, suit or proceeding in connection with this Agreement or concerning any aspect of Employee’s employment shall be brought in such courts to the exclusion of all other forums.

5.4 Severability. If any provision of this Agreement is held to be invalid or unenforceable to any extent, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected.

5.5 No Mitigation. The Company agrees that if the Employee’s employment with the Company terminates during the Term of this Agreement, the Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Employee by the Company pursuant to this Agreement. Further, except as expressly provided otherwise herein, the amount of any payment or benefit provided for in this Agreement (other than Section 3(d)) shall not be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Company, or otherwise.

5.6 Other Amounts Due. Except as expressly provided otherwise herein, the payments and benefits provided for in this Agreement are in addition to and not in lieu of amounts and benefits that are earned by the Employee prior to his Termination of Employment. The Company shall pay the Employee any compensation earned through the Employment Termination Date but not previously paid the Employee. Further the Employee shall be entitled to any other amounts or benefits due the Employee in accordance with any contract, plan, program or policy of the Company or any of its affiliates. Amounts that the Employee is entitled to receive under any plan, program, contract or policy of the Company or any of its affiliates at or subsequent to the Employee’s Termination of Employment shall be payable or otherwise provided in accordance with such plan, program, contract or policy, except as expressly modified herein.

5.7 Notices. All notices required or permitted hereunder shall be given in writing and delivered in person, transmitted by facsimile, delivered via overnight courier or sent by registered or certified mail, postage prepaid and return receipt requested, to the parties at their respective addresses and facsimile numbers, or to such other address/number as a party may subsequently specify in writing. Notice shall be deemed effective upon the earlier of actual receipt, which if by facsimile shall be deemed conclusively determined by electronic confirmation of delivery, the next day following deposit with a national commercial delivery service if sent by overnight courier, or the third business day after the date on which said notice was sent by any other method described above.

5.8 Complete Agreement. This Agreement comprises the entire agreement between the parties. It may be changed only by further written agreement, signed by both parties. It supersedes and merges within it all prior agreements or understandings between the parties, whether written or oral. In interpreting or construing this Agreement, the fact that one or the other of the parties may have drafted this Agreement or any provision shall not be given any weight or relevance.

5.9 Attorney’s Fees and Costs. The prevailing party in any claim, suit or proceeding brought to interpret or enforce the terms of this Agreement shall be entitled to an award of its attorney’s fees and costs incurred in every stage of such claim, suit or proceeding, including appeal.

Signed by the parties as of the date first written above.

ITEX CORPORATION	EMPLOYEE

By:
Steven White
Chief Executive Officer